Exhibit 99.1

News Release

Investor Contact:	Chris O'Neal	EnPro Industries
	Senior Vice President, Strategy, Corporate	5605 Carnegie Boulevard
	Development & Investor Relations	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	investor.relations@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the Second Quarter of 2017

Consolidated and Pro Forma Financial Highlights
(Amounts in millions except per share data and percentages)

Consolidated Financial Results[1]	Quarters Ended June 30			Six Months Ended June 30
Excludes Garlock Sealing Technologies LLC	2017	2016	% Δ	2017	2016	% Δ
Net Sales	$307.6	$313.2	(1.8%)	$603.4	$608.1	(0.8%)
Segment Profit	$35.6	$37.0	(3.8%)	$71.6	$55.0	30.2%
Segment Margin	11.6%	11.8%		11.9%	9.0%
Net Income (Loss)	$9.0	$3.6	150.0%	$15.4	$(43.2)	nm
Diluted Earnings (Loss) Per Share	$0.41	$0.17	141.2%	$0.71	$(1.99)	nm
Adjusted Net Income[2]	$10.1	$13.1	(22.9%)	$19.6	$12.9	51.9%
Adjusted Diluted Earnings (Loss) Per Share[2]	$0.46	$0.60	(23.3%)	$0.90	$0.59	52.5%
Adjusted EBITDA[2]	$45.2	$47.4	(4.6%)	$87.9	$74.2	18.5%
Adjusted EBITDA Margin[2]	14.7%	15.1%		14.6%	12.2%

Pro Forma Financial Information[3]	Quarters Ended June 30			Six Months Ended June 30
Includes Garlock Sealing Technologies LLC	2017	2016	% Δ	2017	2016	% Δ
Pro Forma Net Sales[2]	$347.0	$352.3	(1.5%)	$684.9	$687.0	(0.3%)
Pro Forma Segment Profit[2]	$45.2	$43.0	5.1%	$88.7	$66.2	34.0%
Pro Forma Segment Margin[2]	13.0%	12.2%		13.0%	9.6%
Pro Forma Adjusted Net Income[2]	$22.1	$22.3	(0.9%)	$42.1	$30.7	37.1%
Pro Forma Adjusted EBITDA[2]	$58.5	$57.4	1.9%	$112.3	$93.4	20.2%
Pro Forma Adjusted EBITDA Margin[2]	16.9%	16.3%		16.4%	13.6%

11 Consolidated results for the second quarters and first six months of 2017 and 2016 reflect (i) the deconsolidation of Garlock Sealing Technologies LLC (“GST”) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process (the Asbestos Claims Resolution Process, or “ACRP”) in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it and (ii) the deconsolidation of OldCo, LLC (“OldCo”), effective January 30, 2017, when it filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in furtherance of the Asbestos Claims Resolution Process.
2 See attached schedules for adjustments and reconciliations to GAAP numbers.
3 Pro forma financial information in these tables and throughout this press release is presented as if GST and OldCo were reconsolidated with EnPro based on the consummation of the joint plan of reorganization filed pursuant to the comprehensive settlement announced on March 17, 2016. The joint plan of reorganization was consummated at 12:01 a.m. on July 31, 2017. See attached unaudited condensed consolidated pro forma statements of operations.

CHARLOTTE, N.C., July 31, 2017 -- EnPro Industries, Inc. (NYSE: NPO) today announced its financial results for the three and six-month periods ended June 30, 2017.

Business Highlights

•
In the second quarter, the company received the bankruptcy court’s recommendation and the district court’s approval for the joint plan of reorganization in the Asbestos Claims Resolution Process (ACRP).

•	Subsequent to the end of the quarter, on July 31, the joint plan of reorganization was consummated and GST and related entities were reconsolidated with EnPro for financial reporting purposes.

•
EnPro continued to invest in innovation in the second quarter. Notable second quarter developments include the start of endurance testing of the OP 2.0 engine in Power Systems and continued expansion of food & pharma product offerings in Sealing Products.

•	Capital allocation highlights:

◦	EnPro acquired Qualiseal Technology, a manufacturer of mechanical seals for aerospace applications, as a bolt-on acquisition within the Sealing Products segment.

◦	The company purchased 85,609 shares for $5.9 million in the second quarter as part of the share repurchase program authorized in October 2015.

◦	The company paid a $0.22 per share dividend with a total value of $4.7 million.

"I am excited about the momentum that we maintained during the second quarter. Our investments in commercial, operations, and innovation capabilities have positioned us well to capitalize on improved demand patterns in a number of our core markets”, said Steve Macadam, President and CEO. “We experienced strength relative to recent quarters in many of the markets that we serve, including semiconductor, food & pharma, metals & mining, and general industrial, offset by lower engine and aftermarket parts sales and continued softness in nuclear, industrial gas turbines and heavy-duty trucking. Excluding the impact of foreign exchange translation and acquisitions and divestitures, sales in our Sealing Products and Engineered Products segments were up 3.7% and 4.6%, respectively, and pro forma sales were up 3.2% and 4.5%, respectively, versus the second quarter of last year. Power Systems sales declined year-over-year in the second quarter by 23.9% on a consolidated basis and 23.4% on a pro forma basis. Overall, I am pleased with the performance in the Sealing Products and Engineered Products segments this quarter and am confident that our Power Systems business will have a strong second half of the year as we anticipate that engine production on a variety of programs will continue and aftermarket sales will return to historical levels.”

“During the second quarter, we achieved the final two major legal milestones in our long journey to resolve the asbestos issue that has weighed on our company since our founding in 2002. The Bankruptcy Court recommended confirmation of the joint plan of reorganization in May, and the U.S. District Court for the Western District of North Carolina confirmed the plan in early June. Earlier today, we announced that the joint plan of reorganization has been consummated, effective at 12:01 a.m. today.”

Mr. Macadam continued, “We remain committed to our strategy to create shareholder value through earnings growth and balanced capital allocation, including disciplined investments for organic growth and innovation, strategic bolt-on acquisitions, and returning capital to shareholders through dividends and share repurchases. We continued to execute on this strategy in the second quarter through cost control, R&D investments in each of our segments, and the strategic bolt-on acquisition of Qualiseal Technology in Sealing Products. Additionally, we invested approximately $5.9 million in share repurchases and funded a $0.22 per share dividend in the second quarter.”

Demand in semiconductor, food & pharma, and general industrial continued to be strong during the quarter, while automotive increased slightly and oil & gas was relatively flat. This positive momentum was offset by lower engine and aftermarket parts sales and continued softness in heavy-duty trucking, nuclear, and industrial gas turbines. The lower engine and aftermarket parts sales were driven by the timing of production for several key programs, timing of aftermarket parts orders, and tough year-over-year comparables for aftermarket parts, as Power Systems had record aftermarket parts sales in the second quarter of 2016. Net of divestitures, acquisitions contributed 0.2% sales growth on a consolidated and pro forma basis, while foreign exchange had a negative impact of 0.9% on a consolidated and pro forma basis. GST, whose activities are included in the pro forma results, benefited from improvements in demand across the metals & mining markets.

Segment profit in the second quarter was down year-over-year on a consolidated basis and up year-over-year on a pro forma basis due to a variety of factors. Sealing Products’ consolidated segment profit was down year-over-year due to softness in certain markets along with slightly higher operating costs in the quarter, while pro forma segment profit increased year-over-year driven by strong demand in several markets including metals & mining. Engineered Products grew segment profit compared to the same period last year on a consolidated and pro forma basis due to positive market tailwinds, cost reduction initiatives and restructuring activities completed since the beginning of 2016. Power Systems’ segment profit was down due to lower engine sales related to the timing of production for several key programs and lower aftermarket parts sales. Partially offsetting the decline in Power Systems was a net $3.3 million favorable accounting adjustment related to the EDF engine contract. The adjustment was driven by the weakening of the U.S. Dollar relative to the Euro, net of an increase in the estimated costs to complete the contract. Excluding the impact of the Rubber Fab and Qualiseal acquisitions and related costs, and foreign exchange translation, consolidated segment profit was 2.4% lower and pro forma segment profit was 5.2% higher compared to the second quarter of 2016.

Segment SG&A in the second quarter was $2.4 million lower on a consolidated basis and $3.3 million lower on a pro forma basis versus the same period of 2016. The company-wide cost-reduction effort and the restructuring in the Sealing Products and Engineered Products segments completed during 2016 contributed to the year-over-year improvement. Restructuring charges for the quarter were $2.5 million on a consolidated and pro forma basis.

The company’s average diluted share count in the second quarter of 2017 was 21.8 million shares, approximately 0.1 million fewer than in the same period a year ago. The decrease was due to share repurchases in connection with the $50 million repurchase program authorized in October 2015, which more than offset the effect of stock compensation award grants. During the second quarter, the company purchased 85,609 shares at a total cost of $5.9 million. Through the end of the second quarter, the company had purchased a total of 873,566 shares as part of the program, at a total investment of $45.5 million.

Outlook
“We are encouraged by the positive financial performance in our Sealing Products and Engineered Products segments in the second quarter, driven by improved volumes, year-over-year reduction in SG&A costs and improved manufacturing efficiencies. While we experienced year-over-year softness in our Power Systems segment due to production scheduling for key programs and the timing of aftermarket parts orders, we expect improved activity in the second half of the year. Given continued strength in a number of our markets, current macroeconomic forecasts and customer order patterns, and the recent Qualiseal acquisition, we are increasing guidance for 2017 adjusted EBITDA from our previous full-year range of $193 to $198 million to a revised full-year range of $200 to $205 million. This revised range excludes the impact of further M&A activity, changes in foreign exchange rates from the end of the second quarter, the anticipated gain on the reconsolidation of GST and OldCo, and any second half of the year litigation or environmental charges,” said Mr. Macadam.

Pro Forma Results Including Deconsolidated Subsidiaries
To aid comparisons of year-over-year data, the company has included information in this press release showing key operating metrics for EnPro and its formerly deconsolidated subsidiaries, GST and OldCo, on a pro forma reconsolidated basis. These metrics are derived from tables attached to this press release that illustrate, on a pro forma basis, total financial results for the second quarters and first six months of 2017 and 2016 as if GST and OldCo were reconsolidated with EnPro based on consummation of the joint plan of reorganization filed pursuant to the consensual comprehensive settlement announced on March 17, 2016. The joint plan of reorganization was consummated at 12:01 a.m. on July 31, 2017. In response to requests from investors, we are providing the pro forma financial information in this release as supplemental information as it reflects the performance of all of our subsidiaries. Under generally accepted accounting principles, the reconsolidation of GST and OldCo requires that the tangible and intangible assets and liabilities of GST and OldCo be reflected at their estimated fair values. The preliminary fair value amounts used in the unaudited pro forma condensed consolidated financial information presented in this press release reflects management’s best estimates of fair value. Upon completion of detailed valuation studies and the final determination of fair value, EnPro may make additional adjustments to the fair value allocation, which may differ significantly from the valuations set forth in the unaudited pro forma condensed consolidated financial information included in this press release.

Conference Call and Webcast Information
EnPro will hold a conference call today, July 31, at 11:00 a.m. Eastern Time to discuss second quarter 2017 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference ID number 53479822. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with GAAP. They include adjusted net income (loss), adjusted diluted earnings (loss) per share, pro forma adjusted net income, adjusted EBITDA, pro forma adjusted EBITDA, adjusted EBITDA margin and pro forma adjusted EBITDA margin, as well as segment adjusted EBITDA, segment adjusted EBITDA margin, pro forma segment adjusted EBITDA and pro forma segment adjusted EBITDA margin. Tables showing the effect of these non-GAAP financial measures for the second quarters and first six months of 2017 and 2016 are attached to the release. Adjusted EBITDA anticipated for 2017 is calculated in a manner consistent with the presentation of adjusted EBITDA in the attached tables, and is also adjusted to eliminate the anticipated gain from the reconsolidation of GST and OldCo. Because of the forward-looking nature of this estimate of adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2016 and our Form 10-Q for the quarter ended June 30, 2017, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

APPENDIX

Highlights of Segment Results: Second Quarter of 2017

Consolidated Financial Information and Reconciliations

Introduction of Unaudited Pro Forma Financial Information

Pro Forma Financial Information and Reconciliations

Sealing Products Segment

	Quarters Ended June 30			Six Months Ended June 30
($ Millions)	2017	2016	% Δ	2017	2016	% Δ
Consolidated Sales	$191.3	$185.1	3.3%	$370.6	$357.3	3.7%
Consolidated Segment Profit	$21.2	$24.6	(13.8%)	$41.5	$39.3	5.6%
Consolidated Segment Margin	11.1%	13.3%		11.2%	11.0%
Consolidated Adjusted EBITDA[1]	$32.5	$34.8	(6.6%)	$61.8	$59.6	3.7%
Consolidated Adjusted EBITDA Margin[1]	17.0%	18.8%		16.7%	16.7%
Pro Forma Sales[2]	$229.7	$223.3	2.9%	$449.1	$434.4	3.4%
Pro Forma Segment Profit[2]	$30.3	$30.1	0.7%	$57.2	$49.6	15.3%
Pro Forma Segment Margin[2]	13.2%	13.5%		12.7%	11.4%
Pro Forma Adjusted EBITDA1, [2]	$45.6	$44.5	2.5%	$85.5	$78.4	9.1%
Pro Forma Adjusted EBITDA Margin[1,2]	19.9%	19.9%		19.0%	18.0%
1See attached schedules for adjustments and reconciliations to GAAP numbers.
2See attached unaudited condensed consolidated pro forma statements of operations.

Segment Highlights

•
Consolidated sales increased in the second quarter versus the prior year due to strength in semiconductor, food & pharma, and general industrial, while industrial gas turbines, nuclear, and heavy-duty trucking experienced softness in the second quarter. Pro forma net sales were impacted by the above factors plus strengthening demand in metals & mining. Excluding the impact of acquisitions, divestitures, and foreign exchange translation, consolidated sales increased 3.7% and pro forma sales increased 3.2% compared to the second quarter of 2016.

•
Consolidated segment profit decreased in the second quarter versus prior year as a result of a lower proportion of nuclear and heavy-duty trucking sales and slightly higher SG&A costs partially offset by growth in semiconductor sales. Pro forma segment profit was affected by the same factors plus the positive impact from higher sales to the metals & mining market. Excluding the impact of acquisitions, divestitures, foreign exchange translation, and restructuring costs, consolidated segment profit decreased 10.6% and pro forma segment profit increased 2.0%.

•	Segment SG&A costs in the second quarter were $1.1 million higher on a consolidated basis and $0.3 million higher on a pro forma basis versus the same period of 2016.

Engineered Products Segment

	Quarters Ended June 30			Six Months Ended June 30
($ Millions)	2017	2016	% Δ	2017	2016	% Δ
Consolidated Sales	$75.7	$74.1	2.2%	$150.8	$147.8	2.0%
Consolidated Segment Profit	$8.2	$5.4	51.9%	$17.7	$7.5	136.0%
Consolidated Segment Margin	10.8%	7.3%		11.7%	5.1%
Consolidated Adjusted EBITDA[1]	$13.1	$10.6	23.6%	$27.3	$20.1	35.8%
Consolidated Adjusted EBITDA Margin[1]	17.3%	14.3%		18.1%	13.6%
Pro Forma Sales[2]	$75.8	$74.3	2.0%	$151.0	$148.3	1.8%
Pro Forma Segment Profit[2]	$8.4	$5.6	50.0%	$17.9	$7.9	126.6%
Pro Forma Segment Margin[2]	11.1%	7.5%		11.9%	5.3%
Pro Forma Adjusted EBITDA1, [2]	$13.3	$10.9	22.0%	$27.4	$20.5	33.7%
Pro Forma Adjusted EBITDA Margin[1,2]	17.5%	14.7%		18.1%	13.8%
1See attached schedules for adjustments and reconciliations to GAAP numbers.
2See attached unaudited condensed consolidated pro forma statements of operations.

Segment Highlights

•
Sales increased in the second quarter versus the prior year due to strength in the general industrial market and slight increases in the aerospace and automotive markets. European oil & gas demand experienced some softness. Excluding the impact of foreign exchange translation and divestitures, consolidated sales increased 4.6% and pro forma sales increased 4.5% in the second quarter versus the same period in 2016.

•
Segment profit increased in the second quarter versus prior year as a result of higher sales, improved manufacturing efficiencies, and continued positive impacts from cost-reduction efforts and restructuring activities that occurred throughout 2016. Excluding the impact of restructuring costs, divestitures and foreign exchange translation, second quarter consolidated segment profit increased 52.0% and pro forma segment profit increased 50.0% from a year ago.

•	Segment SG&A costs in the second quarter were $2.5 million lower on a consolidated and pro forma basis versus the same period of 2016.

Power Systems Segment

	Quarters Ended June 30			Six Months Ended June 30
($ Millions)	2017	2016	% Δ	2017	2016	% Δ
Consolidated Sales	$41.6	$54.7	(23.9%)	$84.0	$104.7	(19.8%)
Consolidated Segment Profit	$6.2	$7.0	(11.4%)	$12.4	$8.2	51.2%
Consolidated Segment Margin	14.9%	12.8%		14.8%	7.8%
Consolidated Adjusted EBITDA[1]	$7.3	$8.6	(15.1%)	$14.6	$10.9	33.9%
Consolidated Adjusted EBITDA Margin[1]	17.5%	15.7%		17.4%	10.4%
Pro Forma Sales[2]	$42.5	$55.5	(23.4%)	$86.8	$106.2	(18.3%)
Pro Forma Segment Profit[2]	$6.5	$7.3	(11.0%)	$13.7	$8.7	57.5%
Pro Forma Segment Margin[2]	15.3%	13.2%		15.8%	8.2%
Pro Forma Adjusted EBITDA1, [2]	$7.7	$9.0	(14.4%)	$15.9	$11.5	38.3%
Pro Forma Adjusted EBITDA Margin[1,2]	18.1%	16.2%		18.3%	10.8%
1See attached schedules for adjustments and reconciliations to GAAP numbers.
2See attached unaudited condensed consolidated pro forma statements of operations.

Segment Highlights

•
Sales decreased in the second quarter versus the same period last year due to lower engine and aftermarket parts revenue. Year-over-year comparisons were unusually challenging due to record aftermarket parts sales in the second quarter of 2016.

•
Segment profit was lower in the second quarter compared to the same period last year due to lower engine and aftermarket parts revenue partially offset by a net $3.3 million positive accounting adjustment related to the EDF contract during the second quarter. Consolidated segment profit decreased 11.4% and pro forma segment profit decreased 11.0% in the second quarter from a year ago.

•	Segment SG&A costs in the second quarter were $1.0 million lower on a consolidated basis and $1.1 million lower on a pro forma basis versus the same period of 2016.

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Quarters and Six Months Ended June 30, 2017 and 2016
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net sales	$307.6	$313.2	$603.4	$608.1
Cost of sales	203.1	205.3	397.3	402.6
Gross profit	104.5	107.9	206.1	205.5
Operating expenses:
Selling, general and administrative	74.1	75.2	147.0	160.8
Asbestos settlement	—	—	—	80.0
Other	3.1	3.6	4.4	8.0
Total operating expenses	77.2	78.8	151.4	248.8
Operating income (loss)	27.3	29.1	54.7	(43.3)
Interest expense	(16.1)	(14.1)	(31.0)	(27.4)
Interest income	—	0.2	0.1	0.4
Other expense	—	(2.5)	(3.2)	(4.1)
Income (loss) before income taxes	11.2	12.7	20.6	(74.4)
Income tax benefit (expense)	(2.2)	(9.1)	(5.2)	31.2
Net income (loss)	$9.0	$3.6	15.4	$(43.2)
Basic earnings (loss) per share	$0.42	$0.17	$0.72	$(1.99)
Average common shares outstanding (millions)	21.3	21.7	21.4	21.7
Diluted earnings (loss) per share	$0.41	$0.17	$0.71	$(1.99)
Average common shares outstanding (millions)	21.8	21.9	21.8	21.7

EnPro Industries, Inc.

Consolidated Statements of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2017 and 2016
(Stated in Millions of Dollars)

	2017	2016
Operating activities
Net income (loss)	$15.4	$(43.2)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	14.8	15.0
Amortization	13.2	13.1
Asbestos settlement	—	80.0
Deferred income taxes	(0.4)	(37.9)
Stock-based compensation	3.5	3.4
Other non-cash adjustments	2.9	2.0
Change in assets and liabilities, net of effects of acquisition and deconsolidation of businesses:
Accounts receivable, net	(20.8)	(16.9)
Inventories	(7.5)	(0.5)
Accounts payable	6.2	(11.7)
Other current assets and liabilities	12.0	(1.7)
Other non-current assets and liabilities	(11.3)	(4.6)
Net cash provided by (used in) operating activities	28.0	(3.0)
Investing activities
Purchases of property, plant and equipment	(15.2)	(17.3)
Payments for capitalized internal-use software	(1.9)	(2.0)
Acquisitions, net of cash acquired	(39.7)	(28.3)
Deconsolidation of OldCo	(4.8)	—
Other	0.3	0.8
Net cash used in investing activities	(61.3)	(46.8)
Financing activities
Proceeds from debt	351.6	214.4
Repayments of debt	(279.6)	(110.7)
Repurchase of common stock	(9.8)	(17.7)
Dividends paid	(9.6)	(9.1)
Other	(3.3)	(3.1)
Net cash provided by financing activities	49.3	73.8
Effect of exchange rate changes on cash and cash equivalents	4.6	(8.9)
Net increase in cash and cash equivalents	20.6	15.1
Cash and cash equivalents at beginning of period	111.5	103.4
Cash and cash equivalents at end of period	$132.1	$118.5
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$30.4	$29.2
Income taxes	$5.5	$15.0

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of June 30, 2017 and December 31, 2016
(Stated in Millions of Dollars)

	2017	2016
Current assets:
Cash and cash equivalents	$132.1	$111.5
Accounts receivable	234.3	208.1
Inventories	188.6	175.4
Other current assets	34.8	29.9
Total current assets	589.8	524.9
Property, plant and equipment	219.0	215.4
Goodwill	213.2	201.5
Other intangible assets	189.5	176.9
Investment in GST	236.9	236.9
Deferred income taxes and income tax receivable	115.3	152.6
Other assets	36.4	38.2
Total assets	$1,600.1	$1,546.4
Current liabilities:
Short-term borrowings from GST	$33.2	$26.2
Notes payable to GST	309.3	12.7
Current maturities of long-term debt	0.2	0.2
Accounts payable	110.0	102.9
Asbestos liability - current	60.8	30.0
Accrued expenses	130.6	131.0
Total current liabilities	644.1	303.0
Long-term debt	492.4	424.8
Notes payable to GST	—	283.2
Asbestos liability	—	80.0
Other liabilities	90.2	96.9
Total liabilities	1,226.7	1,187.9
Shareholders' equity:
Common stock	0.2	0.2
Additional paid-in capital	340.4	346.5
Retained earnings	89.6	84.0
Accumulated other comprehensive loss	(55.5)	(70.9)
Common stock held in treasury, at cost	(1.3)	(1.3)
Total shareholders' equity	373.4	358.5
Total liabilities and equity	$1,600.1	$1,546.4

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters and Six Months Ended June 30, 2017 and 2016
(Stated in Millions of Dollars)

Sales
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Sealing Products	$191.3	$185.1	$370.6	$357.3
Engineered Products	75.7	74.1	150.8	147.8
Power Systems	41.6	54.7	84.0	104.7
	308.6	313.9	605.4	609.8
Less intersegment sales	(1.0)	(0.7)	(2.0)	(1.7)
	$307.6	$313.2	$603.4	$608.1

Segment Profit
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Sealing Products	$21.2	$24.6	$41.5	$39.3
Engineered Products	8.2	5.4	17.7	7.5
Power Systems	6.2	7.0	12.4	8.2
	$35.6	$37.0	$71.6	$55.0

Segment Margin
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Sealing Products	11.1%	13.3%	11.2%	11.0%
Engineered Products	10.8%	7.3%	11.7%	5.1%
Power Systems	14.9%	12.8%	14.8%	7.8%
	11.6%	11.8%	11.9%	9.0%

Reconciliation of Segment Profit to Net Income (Loss)
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Segment profit	$35.6	$37.0	$71.6	$55.0
Corporate expenses	(7.1)	(6.5)	(14.6)	(15.5)
Asbestos settlement	—	—	—	(80.0)
Interest expense, net	(16.1)	(13.9)	(30.9)	(27.0)
Other expense, net	(1.2)	(3.9)	(5.5)	(6.9)
Income (loss) before income taxes	11.2	12.7	20.6	(74.4)
Income tax benefit (expense)	(2.2)	(9.1)	(5.2)	31.2
Net income (loss)	$9.0	$3.6	$15.4	$(43.2)

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asset impairments, gains/losses related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Consolidated Net Income (Loss) to Consolidated Adjusted Net Income
and Consolidated Adjusted Diluted Earnings Per Share (Unaudited)
For the Quarters and Six Months Ended June 30, 2017 and 2016
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended June 30,
	2017			2016
	$	Average common shares outstanding, diluted (millions)	Per share	$	Average common shares outstanding diluted (millions)	Per share
Net income	$9.0	21.8	$0.41	$3.6	21.9	$0.17
Income tax expense	2.2			9.1
Income before income taxes	11.2			12.7
Adjustments:
Environmental reserve adjustment	—			2.6
Restructuring costs	2.5			2.8
Acquisition expenses	0.5			0.4
Other	0.7			0.9
Adjusted income before income taxes	14.9			19.4
Adjusted income tax expense	(4.8)			(6.3)
Adjusted net income	$10.1	21.8	$0.46	$13.1	21.9	$0.60

	Six Months Ended June 30,
	2017			2016
	$	Average common shares outstanding, diluted (millions)	Per share	$	Average common shares outstanding diluted (millions)	Per share
Net income (loss)	$15.4	21.8	$0.71	$(43.2)	21.7	$(1.99)
Income tax expense (benefit)	5.2			(31.2)
Income (loss) before income taxes	20.6			(74.4)
Adjustments:
Asbestos settlement	—			80.0
Restructuring costs	3.4			7.1
Environmental reserve adjustment	3.3			4.2
Acquisition expenses	0.6			0.8
Other	1.1			1.4
Adjusted income before income taxes	29.0			19.1
Adjusted income tax expense	(9.4)			(6.2)
Adjusted net income	$19.6	21.8	$0.90	$12.9	21.9	$0.59

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported net income and earnings per share, including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities or other selected items. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.

The acquisition expenses are included in selling, general and administrative expenses, and the restructuring costs, environmental reserve adjustment, and other are included as part of other operating expense and other expense.

The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 32.5%. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods. In the six months ended June 30, 2016, there was a loss attributable to common shares. There were 0.2 million potentially dilutive shares excluded from the calculation of consolidated earnings per share for the six months ended June 30, 2016 since they were antidilutive, which are added back for the purpose of calculating adjusted net income per share for that period.

EnPro Industries, Inc.
Reconciliation of Segment Profit to Adjusted Segment EBITDA (Unaudited)
For the Quarters Ended June 30, 2017 and 2016
(Stated in Millions of Dollars)

	Quarter Ended June 30, 2017
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$21.2	$8.2	$6.2	$35.6
Acquisition expenses*	0.5	0.1	—	0.6
Restructuring costs	1.9	0.6	—	2.5
Depreciation and amortization expense	8.9	4.2	1.1	14.2
Earnings before interest, income taxes, depreciation, amortization, and other selected items (adjusted segment EBITDA)	$32.5	$13.1	$7.3	$52.9
Adjusted segment EBITDA margin	17.0%	17.3%	17.5%	17.2%

	Quarter Ended June 30, 2016
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$24.6	$5.4	$7.0	$37.0
Acquisition expenses*	0.4	0.1	—	0.5
Restructuring costs	1.3	0.6	0.5	2.4
Depreciation and amortization expense	8.5	4.5	1.1	14.1
Adjusted segment EBITDA	$34.8	$10.6	$8.6	$54.0
Adjusted segment EBITDA margin	18.8%	14.3%	15.7%	17.2%

	Six Months Ended June 30, 2017
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$41.5	$17.7	$12.4	$71.6
Acquisition expenses*	0.6	0.1	—	0.7
Restructuring costs	2.2	1.2	—	3.4
Depreciation and amortization expense	17.5	8.3	2.2	28.0
Adjusted segment EBITDA	$61.8	$27.3	$14.6	$103.7
Adjusted segment EBITDA margin	16.7%	18.1%	17.4%	17.2%

	Six Months Ended June 30, 2016
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$39.3	$7.5	$8.2	$55.0
Acquisition expenses*	0.8	0.1	—	0.9
Restructuring costs	2.7	3.5	0.5	6.7
Depreciation and amortization expense	16.8	9.0	2.2	28.0
Adjusted segment EBITDA	$59.6	$20.1	$10.9	$90.6
Adjusted segment EBITDA margin	16.7%	13.6%	10.4%	14.9%

*Includes fair value adjustments to acquisition date inventory.

For a reconciliation of segment profit to net income (loss), please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of Consolidated Net Income (Loss) to Consolidated
Adjusted EBITDA (Unaudited)

For the Quarters and Six Months Ended June 30, 2017 and 2016
(Stated in Millions of Dollars)

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income (loss)	$9.0	$3.6	$15.4	$(43.2)
Adjustments to arrive at earnings before interest, income
taxes, depreciation and amortization (EBITDA):
Interest expense, net	16.1	13.9	30.9	27.0
Income tax expense (benefit)	2.2	9.1	5.2	(31.2)
Depreciation and amortization expense	14.2	14.2	28.0	28.1
EBITDA	41.5	40.8	79.5	(19.3)
Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization and other selected items (Consolidated Adjusted EBITDA):
Asbestos settlement	—	—	—	80.0
Restructuring costs	2.5	2.8	3.4	7.1
Acquisition expenses	0.5	0.4	0.6	0.8
Environmental reserve adjustment	—	2.6	3.3	4.2
Other	0.7	0.8	1.1	1.4
Consolidated adjusted EBITDA	$45.2	$47.4	$87.9	$74.2

*	Consolidated adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.875% senior notes due 2022.

Unaudited Pro Forma Information Reflecting the Reconsolidation of Garlock Sealing Technologies and Other Deconsolidated Subsidiaries

The historical business operations of Garlock Sealing Technologies LLC (“GST LLC”) and The Anchor Packing Company (“Anchor”) resulted in a substantial volume of asbestos litigation in which plaintiffs alleged personal injury or death as a result of exposure to asbestos fibers. Those subsidiaries manufactured and/or sold industrial sealing products, predominately gaskets and packing, that contained encapsulated asbestos fibers. Anchor is an inactive and insolvent indirect subsidiary of EnPro. EnPro’s subsidiaries’ exposure to asbestos litigation and their relationships with insurance carriers have been managed through another subsidiary, Garrison Litigation Management Group, Ltd. (“Garrison”). GST LLC, Anchor and Garrison are collectively referred to as “GST.”

On June 5, 2010 (the “Petition Date”), GST filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of North Carolina in Charlotte (the “Bankruptcy Court”). The filings were the initial step in an asbestos claims resolution process.

The financial results of GST and its subsidiaries are included in our consolidated results through June 4, 2010, the day prior to the Petition Date. However, U.S. generally accepted accounting principles require an entity that files for protection under the U.S. Bankruptcy Code, whether solvent or insolvent, whose financial statements were previously consolidated with those of its parent, as GST’s and its subsidiaries’ were with EnPro’s, generally must be prospectively deconsolidated from the parent and the investment accounted for using the cost method. Accordingly, the financial results of GST and its subsidiaries are not included in EnPro’s consolidated results after June 4, 2010.

On March 17, 2016, EnPro announced that it had reached a comprehensive settlement to resolve current and future asbestos claims. The settlement was reached with the court-appointed committee representing current asbestos claimants (the “GST Committee”) and the court-appointed legal representative of future asbestos claimants (the “GST FCR”) in GST’s Chapter 11 case pending before the Bankruptcy Court. Representatives for current and future asbestos claimants (the “Coltec Representatives”) against Coltec Industries Inc (“Coltec”) (another subsidiary of EnPro and, at that time, GST’s direct parent) also joined in the settlement. The terms of the settlement are set forth in the Term Sheet for Permanent Resolution of All Present and Future GST Asbestos Claims and Coltec Asbestos Claims dated March 17, 2016 among EnPro, Coltec, GST, the GST Committee, the GST FCR and the Coltec Representatives included as Exhibit 99.2 to EnPro’s Form 8-K filed on March 18, 2016. Under the settlement, the GST Committee, the GST FCR and the Coltec Representatives agreed to join GST and Coltec in proposing a joint plan of reorganization that incorporates the settlement and to ask asbestos claimants and the court to approve the plan. The joint plan of reorganization was filed with the Bankruptcy Court on May 20, 2016 and amendments to the joint plan of reorganization were filed with the Bankruptcy Court on June 21, 2016, July 29, 2016, December 2, 2016, April 3, 2017, May 14, 2017, May 19, 2017, June 8, 2017, and June 9, 2017. As so modified, the joint plan of reorganization supersedes all prior plans of reorganization filed by GST with the Bankruptcy Court.

The joint plan of reorganization was subject to approval by a vote in favor of the plan by asbestos claimants. The solicitation process to obtain approval of the asbestos claimants was completed successfully on December 9, 2016, with 95.85% in number and 95.80% in amount of claims held by asbestos claimants casting valid ballots voting in favor of approval of the joint plan of reorganization.

As contemplated by the comprehensive settlement, following the approval of the joint plan of reorganization by asbestos claimants, Coltec engaged in a series of corporate restructuring transactions in which all of its significant operating assets and subsidiaries, which included each of EnPro’s major business units, were distributed to a new direct EnPro subsidiary (“EnPro Holdings”). OldCo, as the successor by merger to Coltec in those transactions, retained responsibility for all asbestos claims and rights to certain insurance assets. The restructuring was completed on December 31, 2016 and, as contemplated by the joint plan of reorganization and the comprehensive settlement, OldCo filed a pre-packaged Chapter 11 bankruptcy petition with the Bankruptcy Court on January 30, 2017. Accordingly, the financial results of OldCo and its subsidiaries are not included in EnPro’s consolidated results after January 29, 2017. On February 3, 2017, the Bankruptcy Court issued an order for the joint administration of the OldCo Chapter 11 proceedings with the GST Chapter 11 proceedings.

The consensual settlement includes as a condition to EnPro’s obligations to proceed with the settlement that EnPro, Coltec, GST LLC and Garlock of Canada Ltd (an indirect subsidiary of GST LLC) enter into a written agreement, to be consummated concurrently with the effective date of consummation of the joint plan of reorganization, with the Canadian provincial workers’ compensation boards (the “Provincial Boards”) resolving remedies the Provincial Boards may possess against Garlock of Canada Ltd, GST, Coltec or any of their affiliates, including releases and covenants not to sue, for any present or future asbestos-related claim, and that the agreement is either approved by the Bankruptcy Court following notice to interested parties or the Bankruptcy Court concludes that its approval is not required. On November 11, 2016, EnPro and such subsidiaries entered into such an agreement (the “Canadian Settlement”) with the Provincial Boards to resolve current and future claims against EnPro, GST, Garrison, Coltec, and Garlock of Canada Ltd. for recovery of a portion of amounts the Provincial Boards have paid and will pay in the future under asbestos-injury recovery statutes in Canada for claims relating to asbestos-containing products. The Canadian Settlement provides for an aggregate cash settlement payment to the Provincial Boards of $(U.S.) 20 million, payable on the fourth anniversary of the effective date of the joint plan of reorganization. Under the Canadian Settlement, after the effective date of the joint plan of reorganization, the Provincial Boards will have the option of accelerating the payment, in which case the amount payable would be discounted from the fourth anniversary of the effective date of the joint plan of reorganization to the payment date at a discount rate of 4.5% per annum. On February 3, 2017, the Bankruptcy Court issued an order approving the Canadian Settlement. The Provincial Boards have provided notice of their election to accelerate the payment which is due on or about the tenth day after the effective date of the joint plan of reorganization.

On May 15, 2017, the Bankruptcy Court announced its decision recommending that the U.S. District Court for the Western District of North Carolina (the “District Court”) confirm the joint plan of reorganization, and on June 12, 2017 the District Court issued an order confirming the joint plan of reorganization. The joint plan of reorganization has been consummated, with an effective date of 12:01 a.m. on July 31, 2017 (the “Joint Plan Effective Date”).

The joint plan of reorganization provides for the establishment of a trust (the “Trust”), which was funded (i) with aggregate cash contributions by GST LLC and Garrison of $350 million made immediately prior to the Joint Plan Effective Date, (ii) by the contribution made by OldCo immediately prior to the Joint Plan Effective Date of $50 million in cash and an option, exercisable one year after the Joint Plan Effective Date, permitting the Trust to purchase for $1 shares of EnPro common stock having a value of $20 million (with OldCo having the right to call the option for payment of $20 million in cash at any time prior to the first anniversary of the Joint Plan Effective Date, with the Trust having the right to put the option to OldCo for payment by OldCo of $20 million on the day prior to the first anniversary of the Joint Plan Effective Date and with the option terminating on the second anniversary of the Joint Plan Effective Date in return for payment to the Trust of $20 million), and (iii) by the obligations under the Joint Plan of OldCo to make a deferred contribution of $40 million in cash and of GST LLC and Garrison to make an aggregate deferred contribution of $20 million in cash no later than one year after the Joint Plan Effective Date. These deferred contributions are guaranteed by EnPro and secured by a pledge of 50.1% of the outstanding voting equity interests of GST LLC and Garrison. Under the joint plan of reorganization, the Trust has assumed responsibility for all present and future asbestos claims arising from the operations or products of GST or Coltec/OldCo. Under the joint plan of reorganization, EnPro, through its subsidiaries, retained ownership of OldCo, GST LLC and Garrison. Anchor, which has not conducted business operations for many years and had nominal assets, has been dissolved.

EnPro is providing the unaudited pro forma condensed consolidated financial information which assumes, with respect to GST and OldCo, the consummation of the joint plan of reorganization at and for the periods presented for illustrative purposes only, in light of specific requests for such pro forma information by investors. The unaudited pro forma condensed consolidated financial information presented below has been prepared to illustrate the effects of the reconsolidation of GST and OldCo and their respective subsidiaries with EnPro assuming the confirmation and consummation of the joint plan of reorganization and the consummation of the Canadian Settlement and is based upon the historical balance sheet of EnPro as of June 30, 2017, the estimated fair value of assets and liabilities of GST as of June 30, 2017 and the historical results of GST operations after consideration of the adjustments to the fair value of assets and liabilities. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2017 gives effect to the reconsolidation as if it occurred on June 30, 2017. The unaudited pro forma condensed consolidated statements of operations for the three and six months ended June 30, 2017 and 2016 give effect to the reconsolidation as if it had occurred on January 1, 2016.

Under generally accepted accounting principles, the reconsolidation of GST and OldCo requires that the tangible and intangible assets and liabilities of GST and OldCo be reflected at their estimated fair values. The preliminary fair value amounts used in the unaudited pro forma condensed consolidated financial information reflects management’s best estimates of fair value. Upon completion of detailed valuation studies and the final determination of fair value, EnPro may make additional adjustments to the fair value allocation, which may differ significantly from the valuations set forth in the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated statements of operations are based on estimates and assumptions, which have been made solely for the purposes of developing such pro forma information. The unaudited pro forma condensed consolidated statements of operations also include certain adjustments such as increased depreciation and amortization expense on tangible and intangible assets, increased interest expense on the debt incurred to complete the reconsolidation as well as the tax impacts related to these adjustments. The pro forma adjustments are based upon available information and certain assumptions that EnPro believes are reasonable.

The unaudited pro forma condensed consolidated financial information has been presented for information purposes only and is not necessarily indicative of what the consolidated company’s financial position or results of operations actually would have been had the reconsolidation been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the consolidated company. Therefore, the actual amounts recorded at the date the reconsolidation occurs may differ from the information presented herein.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Quarter Ended June 30, 2017
(Stated in Millions of Dollars, Except Per Share Data)

			Eliminate	Effect of		Pro Forma
		GST and	Intercompany	Reconsolidation		Adjustments
	EnPro	OldCo	Transactions	of GST and OldCo	Pro Forma	Reference
Net sales	$307.6	$54.0	$(14.6)	$—	$347.0	(1)
Cost of sales	203.1	32.2	(14.6)	0.3	221.0	(1), (2)
Gross profit	104.5	21.8	—	(0.3)	126.0
Operating expenses:
Selling, general and administrative	74.1	10.0	—	2.2	86.3	(2), (3)
Other	3.1	(23.7)	—	23.2	2.6	(4)
Total operating expenses	77.2	(13.7)	—	25.4	88.9
Operating income	27.3	35.5	—	(25.7)	37.1
Interest expense	(16.1)	—	8.9	(0.7)	(7.9)	(5)
Interest income	—	9.4	(8.9)	—	0.5	(5)
Other expense	—	(2.4)	—	2.4	—	(4)
Income before income taxes	11.2	42.5	—	(24.0)	29.7
Income tax expense	(2.2)	(15.5)	—	8.0	(9.7)	(6)
Net income	$9.0	$27.0	$—	$(16.0)	$20.0
Basic earnings per share	$0.42	N/A	N/A	N/A	$0.94
Average common shares outstanding (millions)	21.3				21.3
Diluted earnings per share	$0.41	N/A	N/A	N/A	$0.92
Average common shares outstanding (millions)	21.8				21.8

(1)	Eliminate intercompany sales of $14.6 million.
(2)
Reflects the increase in depreciation expense of $0.3 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $23.3 million of which $16.0 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.5 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the Second Amended Plan.
(5)
Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the proposed consensual plan of reorganization. We used an estimated interest rate of 3% for all periods.

(6)	For purposes of the consolidated pro forma financial information, an estimated effective tax rate of 32.5% has been used for all periods presented.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Six Months Ended June 30, 2017
(Stated in Millions of Dollars, Except Per Share Data)

				Effect of
			Eliminate	Reconsolidation		Pro Forma
	Consolidated	GST and	Intercompany	of GST		Adjustments
	EnPro	OldCo	Transactions	and OldCo	Pro Forma	Reference
Net sales	$603.4	$110.6	$(29.1)	$—	$684.9	(1)
Cost of sales	397.3	68.3	(29.1)	0.6	437.1	(1), (2)
Gross profit	206.1	42.3	—	(0.6)	247.8
Operating expenses:
Selling, general and administrative	147.0	20.8	—	4.4	172.2	(2), (3)
Other	4.4	(23.5)	—	22.7	3.6	(4)
Total operating expenses	151.4	(2.7)	—	27.1	175.8
Operating income	54.7	45.0	—	(27.7)	72.0
Interest expense	(31.0)	—	17.6	(1.4)	(14.8)	(5)
Interest income	0.1	18.4	(17.6)	—	0.9	(5)
Other expense	(3.2)	(4.5)	—	4.5	(3.2)	(4)
Income before income taxes	20.6	58.9	—	(24.6)	54.9
Income tax expense	(5.2)	(21.3)	—	8.7	(17.8)	(6)
Net income	$15.4	$37.6	$—	$(15.9)	$37.1
Basic earnings per share	$0.72	N/A	N/A	N/A	$1.73
Average common shares outstanding (millions)	21.4				21.4
Diluted earnings per share	$0.71	N/A	N/A	N/A	$1.70
Average common shares outstanding (millions)	21.8				21.8

(1)	Eliminate intercompany sales of $29.1 million.
(2)
Reflects the increase in depreciation expense of $0.6 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $23.3 million of which $16.0 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.5 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the proposed joint plan of reorganization.
(5)
Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the proposed consensual plan of reorganization. We used an estimated interest rate of 3% for all periods.

(6)	For purposes of the consolidated pro forma financial information, an estimated effective tax rate of 32.5% has been used for all periods presented.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Quarter Ended June 30, 2016
(Stated in Millions of Dollars, Except Per Share Data)

			Eliminate	Effect of		Pro Forma
			Intercompany	Reconsolidation		Adjustments
	EnPro	GST	Transactions	of GST	Pro Forma	Reference
Net sales	$313.2	$50.6	$(11.5)	$—	$352.3	(1)
Cost of sales	205.3	31.5	(11.5)	0.3	225.6	(1), (2)
Gross profit	107.9	19.1	—	(0.3)	126.7
Operating expenses:
Selling, general and administrative	75.2	10.6	—	2.2	88.0	(2), (3)
Other	3.6	0.5	—	(0.9)	3.2	(4)
Total operating expenses	78.8	11.1	—	1.3	91.2
Operating income	29.1	8.0	—	(1.6)	35.5
Interest expense	(14.1)	—	8.3	(0.7)	(6.5)	(5)
Interest income	0.2	8.5	(8.3)	—	0.4	(5)
Other expense	(2.5)	(1.9)	—	1.9	(2.5)	(4)
Income before income taxes	12.7	14.6	—	(0.4)	26.9
Income tax expense	(9.1)	(4.6)	—	5.0	(8.7)	(6)
Net income	$3.6	$10.0	$—	$4.6	$18.2
Basic earnings per share	$0.17	N/A	N/A	N/A	$0.84
Average common shares outstanding (millions)	21.7				21.7
Diluted earnings per share	$0.17	N/A	N/A	N/A	$0.83
Average common shares outstanding (millions)	21.9				21.9

(1)	Eliminate intercompany sales of $11.5 million.
(2)
Reflects the increase in depreciation expense of $0.3 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $23.3 million of which $16.0 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.5 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the Second Amended Plan.
(5)
Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the proposed joint plan of reorganization. We used an estimated interest rate of 3% for all periods.

(6)	For purposes of the consolidated pro forma financial information, an estimated effective tax rate of 32.5% has been used for all periods presented.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Six Months Ended June 30, 2016
(Stated in Millions of Dollars, Except Per Share Data)

			Eliminate	Effect of		Pro Forma
	Consolidated		Intercompany	Reconsolidation		Adjustments
	EnPro	GST	Transactions	of GST	Pro Forma	Reference
Net sales	$608.1	$101.7	$(22.8)	$—	$687.0	(1)
Cost of sales	402.6	64.0	(22.8)	0.6	444.4	(1), (2)
Gross profit	205.5	37.7	—	(0.6)	242.6
Operating expenses:
Selling, general and administrative	160.8	21.3	—	4.4	186.5	(2), (3)
Other	88.0	50.3	—	(130.8)	7.5	(4)
Total operating expenses	248.8	71.6	—	(126.4)	194.0
Operating income (loss)	(43.3)	(33.9)	—	125.8	48.6
Interest expense	(27.4)	—	16.6	(1.4)	(12.2)	(5)
Interest income	0.4	16.9	(16.6)	—	0.7	(5)
Other expense	(4.1)	(8.0)	—	8.0	(4.1)	(4)
Income (loss) before income taxes	(74.4)	(25.0)	—	132.4	33.0
Income tax benefit (expense)	31.2	9.6	—	(51.5)	(10.7)	(6)
Net income (loss)	$(43.2)	$(15.4)	$—	$80.9	$22.3
Basic earnings (loss) per share	$(1.99)	N/A	N/A	N/A	$1.03
Average common shares outstanding (millions)	21.7				21.7
Diluted earnings (loss) per share	$(1.99)	N/A	N/A	N/A	$1.02
Average common shares outstanding (millions)	21.7			0.2	21.9	(7)

(1)	Eliminate intercompany sales of $22.8 million.
(2)
Reflects the increase in depreciation expense of $0.6 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $23.3 million of which $16.0 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.5 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the proposed joint plan of reorganization.
(5)
Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the proposed joint plan of reorganization. We used an estimated interest rate of 3% for all periods.

(6)	For purposes of the consolidated pro forma financial information, an estimated effective tax rate of 32.5% has been used for all periods presented.
(7)	Represents shares that would no longer be antidilutive since the pro forma consolidated company would have net income.

EnPro Industries, Inc.
Pro Forma Condensed Consolidated Balance Sheets (Unaudited)
As of June 30, 2017
(Stated in Millions of Dollars)

				Eliminate	Effect of		Pro Forma
	Consolidated	GST and	Consensual	Intercompany	Reconsolidation		Adjustments
	EnPro	OldCo	Plan impact (1)	Balances	of GST and OldCo	Pro Forma	Reference
Current assets
Cash and investments	$132.1	$347.4	$(320.7)	$—	$—	$158.8
Accounts receivable	234.3	32.7	—	(22.6)	—	244.4	(4)
Inventories	188.6	18.8	—	—	9.6	217.0	(2)
Notes receivable from EnPro	—	342.5	—	(342.5)	—	—	(3)
Asbestos insurance receivable	—	35.8	32.1	—	—	67.9
Other current assets	34.8	19.1	61.0	(16.9)	—	98.0	(4)
Total current assets	589.8	796.3	(227.6)	(382.0)	9.6	786.1
Property, plant and equipment	219.0	40.5	—	—	23.3	282.8	(2)
Goodwill	213.2	18.3	—	—	103.2	334.7	(2)
Other intangible assets	189.5	3.6	—	—	177.4	370.5	(2)
Investment in GST	236.9	—	—	—	(236.9)	—	(6)
Asbestos insurance receivable	—	37.1	(32.1)	—	—	5.0
Deferred income taxes and income taxes receivable	115.3	90.5	(61.0)	(59.8)	—	85.0	(5)
Other assets	36.4	3.4	—	(0.2)	—	39.6	(4)
Total assets	$1,600.1	$989.7	$(320.7)	$(442.0)	$76.6	$1,903.7
Current liabilities
Short-term borrowings from GST	$33.2	$—	$—	$(33.2)	$—	$—	(3)
Notes payable to GST	309.3	—	—	(309.3)	—	—	(3)
Current maturities of long-term debt	0.2	—	—	—	—	0.2
Accounts payable	110.0	21.9	1.6	(22.6)	—	110.9	(4)
Asbestos liability	60.8	—	—	—	(60.8)	—	(6)
Accrued expenses	130.6	11.7	—	(16.9)	—	125.4	(4)
Total current liabilities	644.1	33.6	1.6	(382.0)	(60.8)	236.5
Long-term debt	492.4	—	96.1	—	—	588.5
Asbestos liability	—	498.4	(418.4)	—	—	80.0
Deferred income taxes and income taxes payable	—	60.1	—	(59.8)	54.5	54.8	(5), (7)
Other liabilities	90.2	4.7	—	(0.2)	—	94.7	(4)
Total liabilities	1,226.7	596.8	(320.7)	(442.0)	(6.3)	1,054.5
Shareholders' equity	373.4	392.9	—	—	82.9	849.2
Total liabilities and equity	$1,600.1	$989.7	$(320.7)	$(442.0)	$76.6	$1,903.7

(1)
We determined that in the initial funding of the Trust, payments of agreed-upon amounts on the effective date would be funded by cash on hand and additional borrowings of $96.1 million. Additionally, we determined that the payment to the Canadian provincial boards would be funded with cash on hand. The existing deferred tax asset on the asbestos liability was eliminated and a new deferred tax asset on the remaining trust liability payments was established. Upon payment of these liabilities, $61.0 million of the new deferred tax asset is reversed and an income tax receivable is established to reflect the tax benefits that will be realized from a carryback of the resulting tax deductions.

(2)
Upon reconsolidation, the assets and liabilities of GST will need to be recognized at fair value. Inventory is valued at net realizable value which required a $9.6 million adjustment to the carrying value. We reflected a $23.3 million fair value adjustment to property, plant and equipment. We eliminated GST's pre-existing goodwill and other identifiable intangible assets of $18.3 million and $3.6 million, respectively. We identified finite-lived intangible assets with an estimated fair value of $140.6 million. In addition, we identified $40.4 million of indefinite-lived intangible assets. The carrying value of all other assets and liabilities approximated fair value.

(3)	Eliminate intercompany notes receivable/payable.
(4)	Eliminate intercompany trade receivables/payables, intercompany interest receivable/payable and other intercompany receivables/payables.
(5)	Eliminate $59.8 million of intercompany income taxes payable.
(6)	Eliminate the investment in GST which is carried at historical cost, and release liability associated with keep well to OldCo upon reconsolidation.
(7)
The elimination of the deferred tax liability on the investment in GST and establish a deferred tax liability on the step-up in fair value of assets resulted in a net increase in long-term tax liabilities of $54.5 million.

EnPro Industries, Inc.

Reconciliation of Pro Forma Net Income to Pro Forma Adjusted EBITDA (Unaudited)

For the Quarters and Six Months Ended June 30, 2017 and 2016
(Stated in Millions of Dollars)

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Pro forma net income	$20.0	$18.2	$37.1	$22.3
Adjustments to arrive at pro forma earnings before interest, taxes, depreciation and amortization (pro forma EBITDA):
Interest expense, net	7.4	6.1	13.9	11.5
Income tax expense	9.7	8.7	17.8	10.7
Depreciation and amortization expense	18.3	18.2	36.1	36.4
Pro forma EBITDA	55.4	51.2	104.9	80.9
Adjustments to arrive at pro forma earnings before interest, income taxes, depreciation, amortization and other selected items (pro forma adjusted EBITDA):
Restructuring costs	2.5	3.1	3.4	7.4
Acquisition expenses	0.5	0.4	0.6	0.8
Environmental reserve adjustment	—	2.6	3.3	4.2
Other	0.1	0.1	0.1	0.1
Pro forma adjusted EBITDA	$58.5	$57.4	$112.3	$93.4

The foregoing tables provides a reconciliation of pro forma net income set forth in the accompanying unaudited pro forma condensed consolidated statements of operations reflecting reconsolidation of GST to pro forma earnings before interest, income taxes, depreciation, amortization and other selected items (pro forma adjusted EBITDA). The methodology for reconciliation is the same as presented on the table titled "Reconciliation of Consolidated Net Income (Loss) to Consolidated Adjusted EBITDA (Unaudited)."

EnPro Industries, Inc.

Reconciliation of Net Sales to Pro Forma Net Sales (Unaudited)
For the Quarters and Six Months Ended June 30, 2017 and 2016
(Stated in Millions of Dollars)

	Quarter Ended June 30, 2017
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$191.3	$75.7	$41.6	$(1.0)	$307.6
Adjustments:
Sales of deconsolidated entities	51.7	0.8	1.5	—	54.0
Intercompany sales	(13.3)	(0.7)	(0.6)	—	(14.6)
Pro forma net sales	$229.7	$75.8	$42.5	$(1.0)	$347.0

	Quarter Ended June 30, 2016
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$185.1	$74.1	$54.7	$(0.7)	$313.2
Adjustments:
Sales of deconsolidated entities	48.8	0.7	1.1	—	50.6
Intercompany sales	(10.6)	(0.5)	(0.3)	(0.1)	(11.5)
Pro forma net sales	$223.3	$74.3	$55.5	$(0.8)	$352.3

	Six Months Ended June 30, 2017
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$370.6	$150.8	$84.0	$(2.0)	$603.4
Adjustments:
Sales of deconsolidated entities	104.5	1.3	4.8	—	$110.6
Intercompany sales	(26.0)	(1.1)	(2.0)	—	$(29.1)
Pro forma net sales	$449.1	$151.0	$86.8	$(2.0)	$684.9

	Six Months Ended June 30, 2016
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$357.3	$147.8	$104.7	$(1.7)	$608.1
Adjustments:
Sales of deconsolidated entities	98.3	1.4	2.0	—	$101.7
Intercompany sales	(21.2)	(0.9)	(0.5)	(0.2)	$(22.8)
Pro forma net sales	$434.4	$148.3	$106.2	$(1.9)	$687.0

EnPro Industries, Inc.
Reconciliation of Segment Profit to Pro Forma Adjusted Segment EBITDA (Unaudited)
For the Quarters and Six Months Ended June 30, 2017 and 2016
(Stated in Millions of Dollars)

	Quarter Ended June 30, 2017
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$21.2	$8.2	$6.2	35.6
Segment profit of deconsolidated entities	11.6	0.2	0.3	12.1
Pro forma depreciation and amortization adjustments (1)	(2.5)	—	—	(2.5)
Pro forma segment profit	30.3	8.4	6.5	45.2
Adjustments:
Acquisition expenses*	0.5	0.1	—	0.6
Restructuring costs	1.9	0.6	—	2.5
Depreciation and amortization expense	12.9	4.2	1.2	18.3
Pro forma segment earnings before interest, income taxes, depreciation, amortization, and other selected items (pro forma adjusted segment EBITDA)	$45.6	$13.3	$7.7	$66.6

	Quarter Ended June 30, 2016
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$24.6	$5.4	$7.0	37.0
Segment profit of deconsolidated entities	8.0	0.2	0.3	8.5
Pro forma depreciation and amortization adjustments (1)	(2.5)	—	—	(2.5)
Pro forma segment profit	30.1	5.6	7.3	43.0
Adjustments:
Acquisition expenses*	0.4	0.1	—	0.5
Restructuring costs	1.6	0.6	0.6	2.8
Depreciation and amortization expense	12.4	4.6	1.1	18.1
Pro forma adjusted segment EBITDA	$44.5	$10.9	$9.0	$64.4

	Six Months Ended June 30, 2017
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$41.5	$17.7	$12.4	71.6
Segment profit of deconsolidated entities	20.7	0.1	1.3	22.1
Pro forma depreciation and amortization adjustments (1)	(5.0)	—	—	(5.0)
Pro forma segment profit	57.2	17.8	13.7	88.7
Adjustments:
Acquisition expenses*	0.5	0.1	—	0.6
Restructuring costs	2.2	1.2	—	3.4
Depreciation and amortization expense	25.6	8.3	2.2	36.1
Pro forma adjusted segment EBITDA	$85.5	$27.4	$15.9	$128.8

	Six Months Ended June 30, 2016
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$39.3	$7.5	$8.2	55.0
Segment profit of deconsolidated entities	15.3	0.4	0.5	16.2
Pro forma depreciation and amortization adjustments (1)	(5.0)	—	—	(5.0)
Pro forma segment profit	49.6	7.9	8.7	66.2
Adjustments:
Acquisition expenses*	0.8	0.1	—	0.9
Restructuring costs	3.0	3.5	0.5	7.0
Depreciation and amortization expense	25.0	9.0	2.3	36.3
Pro forma adjusted segment EBITDA	$78.4	$20.5	$11.5	$110.4
*Includes fair value adjustments to acquisition inventory.

(1)	See notes (2) and (3) to the accompanying Pro Forma Condensed Consolidated Statements of Operations (Unaudited) for further information about these adjustments.

EnPro Industries, Inc.

Reconciliation of Pro Forma Net Income to Pro Forma Adjusted Net Income (Unaudited)

For the Quarters and Six Months Months Ended June 30, 2017 and 2016
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended June 30,
	2017	2016
Pro forma net income	$20.0	$18.2
Income tax expense	9.7	8.7
Income before taxes	29.7	26.9
Adjustments:
Environmental reserve adjustment	—	2.6
Restructuring costs	2.5	3.1
Acquisition expenses	0.5	0.4
Other	0.1	0.1
Adjusted income before taxes	32.8	33.1
Adjusted income tax expense	(10.7)	(10.8)
Pro forma adjusted net income	$22.1	$22.3

	Six Months Ended June 30
	2017	2016
Pro forma net income	$37.1	$22.3
Income tax expense	17.8	10.7
Income before taxes	54.9	33.0
Adjustments:
Restructuring costs	3.4	7.4
Environmental reserve adjustment	3.3	4.2
Acquisition expenses	0.6	0.8
Other	0.1	0.1
Adjusted income before taxes	62.3	45.5
Adjusted income tax expense	(20.2)	(14.8)
Pro forma adjusted net income	$42.1	$30.7

The foregoing tables provide a reconciliation of pro forma net income set forth in the accompanying unaudited pro forma condensed consolidated statements of operations reflecting reconsolidation of GST to pro forma net income before selected items (pro forma adjusted net income). The methodology for reconciliation is the same as presented on the table titled "Reconciliation of Consolidated Net Income (Loss) to Consolidated Adjusted Net Income and Consolidated Adjusted Diluted Earnings Per Share (Unaudited)."